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                            ASSET PURCHASE AGREEMENT

                                 by and between

                           OSAGE SYSTEMS GROUP, INC.

                                      and

                     OSAGE SYSTEMS GROUP MINNEAPOLIS, INC.

                                    as Buyer

                                      and

                            INTRANET SOLUTIONS, INC.

                                   as Seller

                       Effective as of September 30, 1998

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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made effective as of September 30, 1998, by and between OSAGE SYSTEMS GROUP, INC., a publicly-owned Delaware corporation ("Osage") and OSAGE SYSTEMS GROUP MINNEAPOLIS, INC. ("Sub"), a Delaware corporation which is a wholly-owned subsidiary of Osage (Osage and Sub are collectively referred to as "Buyer"), and INTRANET SOLUTIONS, INC., a publicly-owned Minnesota corporation ("Seller").

                                  WITNESSETH:

         WHEREAS, Seller operates a division which is engaged in the provision of services to integrate computer systems;

         WHEREAS, Seller desires to sell all of the assets it currently uses or which it owns and are usable in connection with its system integration business as conducted as of the date hereof, which assets include contract rights, intellectual property rights and the goodwill and going concern value of such business; and

         WHEREAS, Buyer wishes to (i) purchase all of the assets so used by Seller in its system integration business and (ii) retain certain persons currently employed by Seller in order to develop a systems integration business in Minnesota, North Dakota, South Dakota, Iowa and Wisconsin.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations and warranties herein contained, and for other good and legal consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

    1.1. When used in this Agreement, the following terms, in their singular and plural forms, shall have the meanings assigned to them below:

         "Act" means the Securities Act of 1933, as amended.

         "Additional Shares" is defined in Section 3.5.

         "Agreement" is defined in the initial paragraph hereof.

         "Assets" means all of Seller's right, title and interest in and to all of the following described holdings:
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         (a) all of Seller's interest in (including all rights and benefits) all written or oral commitments, contracts, leases, licenses, agreements and understandings in connection with the SI Business identified in Schedule 1.1 hereto (the "Assumed Contracts"), and all outstanding offers or solicitations to enter into any of the foregoing;

         (b) all licenses, permits and other governmental approvals and authorizations, whether federal, state or local, owned, held or utilized by Seller in connection with the operation of the SI Business, and all pending applications therefor;

         (c) all operating data and records of Seller, including without limitation, client and customer lists and records, referral sources, research and development reports and records, production reports and records, configuration files, operating guides and manuals, sales literature, copies of the Records, correspondence and other similar documents relating to the SI Business;

         (d) all of the intellectual property owned by Seller and used in connection with the SI Business, including, without limitation, all trade secrets, know-how, processes, methods, plans, research data, marketing plans and strategies, forecasts, trademarks, service marks, trade names, patents and patent rights, logos and copyrights;

         (e) the goodwill and going concern value of the SI Business;

         (f) all claims of Seller against third parties relating to the SI Business, whether known or unknown, contingent or otherwise;

         (g) all vendor reseller development funds not earned, collected or collectible by Seller on or before the 60th day following the Closing Date and which Sun Microsystems, Access Graphics and/or any other vendor agree(s) to transfer to Buyer on or after the Closing Date (collectively, the "Transferred Development Funds"); and

         (h) all other intangible assets of every kind, character or description relating to the SI Business, except the Excluded Assets.

         "Buyer" is defined in the initial paragraph hereof.

         "Claim" means a claim or demand for any and all Liabilities, damages, losses, obligations, deficiencies, encumbrances, penalties, costs and expenses, including reasonable attorneys' fees, resulting from, related to or arising out of (i) any misrepresentation, breach of warranty or non-fulfillment of any covenant set forth in this Agreement or in any Related Document; (ii) Seller's ownership of the Assets; (iii) any and all Proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing.

         "Closing" and "Closing Date" are defined in Section 6.1.

         "Closing Purchase Price" is defined in Section 3.2


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         "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Escrow Agent" means U.S. Bank Trust National Association.

         "Escrow Agreement" is defined in Section 3.2.

         "Escrow Fund" is defined in Section 3.2.

         "Excluded Assets" means:

         (a) all trade accounts receivable and other rights to receive payments from Seller's customers as of the Closing Date;

         (b) all cash and cash equivalents and all securities and short term investments;

         (c) any vendor reseller development funds other than the Transferred Development Funds;

         (d) the minute books, stock records and corporate seal of Seller;

         (e) the shares of capital stock of Seller;

         (f) all inventory, machinery, equipment, fixtures, computer hardware and software, tools, supplies, spare parts, furniture, vehicles and other tangible personal property and assets owned by Seller; and

         (g) all real property owned by Seller.

         "Financial Information" means the unaudited financial information provided by Seller to Buyer concerning the net revenues and gross profit for Seller's SI Business as of, and for the twelve-month period ended, March 31, 1998.

         "Former IntraNet Employees" means the following persons: Dennis Blomberg, Jim Holmes, Ken Wachtler, Wade Stuart, Linda Giles and Chris Mabry.

         "GAAP" means generally accepted accounting principles in the United States, consistently applied.

         "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

         "Indemnified Party" is defined in Section 11.4

         "Indemnifying Party" is defined in Section 11.4



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         "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Seller will be deemed to have "Knowledge" of a particular fact or other matter if any director or officer of Seller has, or at any time had, Knowledge of such fact or other matter, or if such director or officer would have had Knowledge of a particular fact or matter if such director or officer had made all reasonable inquiries into the particular fact or matter.

         "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation.

         "Liabilities" means liabilities, obligations, claims or debts of Seller of any type or nature, whether matured, unmatured, contingent or unknown, including, without limitation, tort, contract or other claims asserted against Seller which are based on acts or omissions occurring on, before or after the Closing Date.

         "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, security interest, option, pledge, or any other title defect, easement or restriction of any kind.

         "Note" means the promissory note in the original principal amount of $785,000, made by Buyer in favor of Seller, in substantially the form attached hereto as Exhibit "E".

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "Purchase Price" is defined in Section 3.1

         "Records" means all financial, accounting and personnel records of Seller relating to the SI Business.


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         "Registration Statement" is defined in Section 7.6

         "Related Documents" means this Agreement and each document or instrument executed in connection with the consummation of the transactions contemplated herein.

         "Reports" is defined in Section 4.14.

         "Seller" is defined in the initial paragraph of this Agreement.

         "SI Business" means the sale of hardware, systems software, hardware support and services related to their implementation, as conducted by Seller.

         "Stock Pledge Agreement" means the Stock Pledge Agreement by and between Jack Leadbeater and Seller, in substantially the form attached hereto as Exhibit "F".

         "Tax" means any federal, state, local, or foreign income, gross receipt, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Year One" is defined in Section 3.5.

         "Year Two" is defined in Section 3.5.

                                   ARTICLE 2

                          SALE AND PURCHASE OF ASSETS

    2.1. Agreement to Sell and Purchase Assets.

         (a) Subject to the terms and conditions hereof and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth herein, on the Closing Date Seller shall sell and deliver the Assets to Buyer, and Buyer shall purchase the Assets from Seller. The Assets shall be sold, transferred and conveyed by Seller to Buyer free and clear of any and all Liens.

         (b) In addition to the foregoing, Seller will, upon request and without additional consideration, at and subsequent to the Closing Date, execute and deliver all such further instruments of conveyance and transfer and confirmation thereof as may be requested by Buyer in order to make further effective the provisions of this Agreement and to assure the transfers and vesting of title provided for by this Agreement. All such transfers and assignments of title shall vest and be effective on the Closing Date.

    2.2 Responsibility for Liabilities. Buyer shall not assume any Liabilities of Seller by virtue of this Agreement or otherwise, including, without limitation, the following:


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         (a)  any obligation or liability related to accounts payable, taxes or warranty claims which relate to goods or services sold by Seller prior to Closing;

         (b) claims or obligations related to Seller's employees arising prior to or on the Closing Date, including, without limitation, severance claims, vacation and sick days and all other accrued benefits;

         (c)  liabilities relating to environmental matters;

         (d) any liability or obligation under contracts, agreements, arrangements and understandings of Seller arising prior to or on the Closing Date other than Seller's performance obligations set forth in the Assumed Contracts listed in Schedule 1.1;

         (e) any intercompany debt or other liability between the Seller or any shareholder or affiliate of Seller; and

         (f) any other liability or obligation of Seller, whether known or unknown, absolute or contingent.

    Notwithstanding anything herein or in any Related Document to the contrary, except as otherwise expressly provided herein, Buyer is neither assuming nor agreeing to pay or discharge any of the claims against, or Liabilities or obligations of, Seller or of any other party and nothing in this Agreement shall be construed to the contrary. All claims against, and Liabilities and obligations of Seller, whether known or unknown, suspected or unsuspected, direct or contingent, in litigation, threatened or not yet asserted or existing with respect to any aspect of the Assets or the SI Business, or this Agreement, arising or existing prior to or on the Closing Date or arising after closing an account of the SI Business prior to Closing are and shall remain the responsibility of Seller.

                                   ARTICLE 3

                         PAYMENT OF THE PURCHASE PRICE

    3.1. Purchase Price. The purchase price ("Purchase Price") for the Assets shall consist of (i) the Closing Purchase Price (as such term is defined in Section 3.2 below) and (ii) the Additional Shares (as such term is defined in
Section 3.5 below), if any.

    3.2. Closing Purchase Price. Buyer shall deliver the total sum of $1,600,000 in immediately available funds in the form of cash, cashier's check or wire transfer (the "Closing Purchase Price") in the following manner:

         (a)  At the Closing, Buyer shall deliver the sum of $715,000 to Seller.

         (b) At the Closing, Buyer shall deliver $35,000 of the Closing Purchase Price to Seller to be paid to the Former IntraNet Employees, which sum shall be allocated among the Former IntraNet Employees in a manner mutually agreed upon by the Buyer and Seller.


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         (c)  At the Closing, Buyer shall deliver the Note in the original principal amount of $785,000 to Seller, of which $250,000 shall be due and payable within 30 days after the Closing and the remaining principal amount of $535,000 (the "Balance") shall be due and payable within 90 days after the Closing. Out of the Balance, subject to the terms of an escrow agreement (the "Escrow Agreement"), in form and substance mutually acceptable to Buyer and Seller, a copy of which has been attached hereto as Exhibit "A", the sum of $125,000 will be deposited into an escrow fund (the "Escrow Fund") to be established and maintained pursuant to the provisions of the Escrow Agreement.


         (d) On the one year anniversary of the Closing Date, Buyer shall pay to the Former IntraNet Employees who are employed by Sub at that time $65,000 which sum shall be allocated among the Former IntraNet Employees in a manner determined by the Buyer.

    3.3. Allocation of Closing Purchase Price. The Closing Purchase Price shall be allocated in accordance with Schedule 3.3 hereto. Each of the parties shall timely file Internal Revenue Service Form 8594 in substantially the form attached hereto as Exhibit "D".

    3.4. Intentionally Omitted.

    3.5. Additional Shares.

         (a) In the event the Former IntraNet Employees produce for the SI Business to be operated by Buyer following the Closing the levels of economic performance specified in this Section 3.5, Osage shall issue to Seller and the Former IntraNet Employees shares of Common Stock of Osage, par value $0.01 per share (the "Additional Shares"), in the amounts set forth below.

         (b) Osage shall issue Additional Shares having an aggregate valuation of $500,000 if, during the first year following the Closing hereunder ("Year One"), the Former IntraNet Employees produce for the SI Business operated by Buyer net revenues of $13.8 million and gross profit of $2.6 million, subject, however, to the following adjustment features:

              (i) To the extent that during Year One the Former IntraNet Employees produce net revenues of between $10.35 million and $13.8 million, Additional Shares shall be issued having a valuation equal to the sum of (1) $62,500 and (2) the product of $62,500 and the percentage calculated by dividing the amount by which net revenues exceeded $10.35 million by $3.45 million. For example, if net revenues of $12.075 million are produced by the Former IntraNet Employees during the period, then Additional Shares having a valuation equal to $93,750 shall be issued.

              (ii) To the extent that during Year One the Former IntraNet Employees produce net revenues of less than $10.35 million, no Additional Shares shall be issued. To the extent the Former IntraNet Employees produce net revenues of greater than $13.8 million during Year One, Buyer shall have no obligation to issue Additional Shares having a valuation in excess of $125,000.


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              (iii) To the extent that during Year One the Former IntraNet
Employees produce gross profit of between $1.95 million and $2.6 million, Additional Shares shall be issued having a valuation equal to the sum of (1) $187,500 and (2) the product of $187,500 and the percentage calculated by dividing the amount by which gross profit exceeded $1.95 million by $650,000. For example, if the Former IntraNet Employees produce gross profit of $2.275 million, then Additional Shares having a valuation equal to $281,250 shall be issued.

              (iv) To the extent that during Year One the Former IntraNet Employees produce gross profit of less than $1.95 million, no Additional Shares shall be issued. To the extent the Former IntraNet Employees produce gross profit of greater than $2.6 million during Year One, Buyer shall have no obligation to issue Additional Shares having a valuation in excess of $375,000.

         (c) Osage shall issue Additional Shares having a valuation of $500,000 if, during the second year following Closing ("Year Two"), the Former IntraNet Employees shall have produced for the SI Business operated by Buyer, net revenues of $16.2 million and gross profit of $3.12 million, subject, however, to the following adjustment features:

              (i) To the extent that during Year Two the Former IntraNet Employees produce net revenues of between $12.15 million and $16.2 million, Additional Shares shall be issued having a valuation equal to the sum of (1) $62,500 and (2) the product of $62,500 and the percentage calculated by dividing the amount by which net revenues exceeded $12.15 million by $4.05 million. For example, if the Former IntraNet Employees produce net revenues of $14.175 million, then Additional Shares having a valuation equal to $93,750 shall be issued.

              (ii) To the extent that during Year Two the Former IntraNet Employees produce net revenues of less than $12.15 million, no Additional Shares shall be issued. To the extent the Former IntraNet Employees produce net revenues of greater than $16.2 million during Year Two, Buyer shall have no obligation to issue Additional Shares having a valuation in excess of $125,000.

              (iii) To the extent that during Year Two the Former IntraNet Employees produce gross profit of between $2.34 million and $3.12 million, Additional Shares shall be issued having a valuation equal to the sum of (1) $187,500 and (2) the product of $187,500 and the percentage calculated by dividing the amount by which gross profit exceeded $2.34 million by $780,000. For example, if the Former IntraNet Employees produce gross profit of $2.73 million, then Additional Shares having a valuation equal to $281,250 shall be issued.

              (iv) To the extent that during Year Two the Former IntraNet Employees produce gross profit of less than $2.34 million, no Additional Shares shall be issued. To the extent the Former IntraNet Employees produce gross profit of greater than $3.12 million during Year Two, Buyer shall have no obligation to issue Additional Shares having a valuation in excess of $375,000.

         (d) Of the Additional Shares issued hereunder, 90% shall be issued to the Seller and 10% shall be issued to the Former IntraNet Employees who continue to be employed

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by Sub from the Closing Date until the time such shares are issued.  The
Additional Shares issued to the Former IntraNet Employees shall be allocated among such employees in a manner to be mutually agreed upon by the Buyer and Seller.

         (e) For the purposes of Section 3.5, the valuation of the Additional Shares shall be determined based upon the average closing price of the Common Stock of Osage for the ten (10) trading days immediately preceding the issuance of the Additional Shares. The Additional Shares shall be issued, if at all, once Osage has completed financial statements reflecting the results of operations of the SI Business for Year One or Year Two, as the case may be, however, in no event later than 90 days after the twelve-month period in question.

         (f) For the purposes of this Section 3.5, the term "net revenues" shall be the aggregate net revenues generated by the Former IntraNet Employees for the SI Business then operated by Buyer, as determined by Osage's accounting staff in conformity with GAAP and the internal revenue attribution guidelines of Osage, excluding (i) sales revenues from the sale of Adobe Systems products and
(ii) sales revenues generated by sales and service to Medtronic, Inc. and Artesyn Technologies. For the purposes of this Section 3.5, the term "gross profit" shall mean the pre-tax gross profit produced as a result of the revenues generated by the Former IntraNet Employees for the SI Business determined by Osage's accounting staff in conformity with GAAP, and which shall include (y) adjustments to net revenues of only client product costs and (z) all Sun Microsystems and other vendor cash reseller development funds received by Sub on account of the SI Business, without reduction for administrative and/or overhead charges or parent company allocations and excluding (i) sales of Adobe Systems products and (ii) sales to Medtronic, Inc. and Artesyn Technologies.

         (g) If the Seller disputes the amount of the net revenues or gross profit described in this Section 3.5 determined by the Osage accountants it may, at its own cost and expense, retain its own accountants to review the conclusions of the Osage accountants. If a dispute remains thereafter, Seller shall notify Buyer of the amount in dispute (the "Disputed Amount") and the parties may submit the matter to arbitration. If the arbitrators rule for an adjustment in excess of 50% of the Disputed Amount in favor of the Seller, Buyer shall reimburse the expenses of the Seller incurred in connection with the arbitration proceeding. If the arbitrators rule for no upward adjustment to the determinations of the Osage accountants, Seller shall reimburse the expenses of Buyer incurred in connection with the arbitration proceeding. In all other instances, each party shall bear its own expenses incurred in connection with the arbitration proceeding.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

    4.1. Organization and Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller has all


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requisite corporate power and authority to sell the Assets, free and clear of any and all Liens. A certified copy of Seller's Articles of Incorporation and Bylaws are attached to Schedule 4.1.


    4.2. Due Authorization. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. As of the Closing all corporate action on the part of Seller required under applicable law in order to consummate the transactions contemplated hereby will have occurred. Seller represents and warrants that the approval of Seller's stockholders is not required by Law or Seller's Articles of Incorporation or Bylaws in order to consummate the transactions contemplated by this Agreement.

    4.3. No Conflict With Other Agreements. Neither the execution and delivery of this Agreement or the Related Documents nor the carrying out of the transactions contemplated hereby will result in any breach, violation, termination or modification of, or be in conflict with, or require any consent of any party to, any material contract, agreement, indenture, mortgage, note or other instrument to which Seller is a party, or any permit, judgment, decree or order applicable to Seller, which would result in the creation of any Lien upon any of the Assets, which would create an obligation to Buyer or which would affect Seller's ability to consummate the transactions contemplated by this Agreement in a timely fashion.

    4.4. Title to Assets. Seller owns and holds of record the entire right, title and interest in and to all of the Assets, free and clear of any and all Liens.

    4.5. Financial Information. Seller hereby represents and warrants that the Financial Information fairly, completely and accurately presents the net revenues and gross profit for the SI Business at the dates and for the periods covered thereby, in all material respects.

    4.6. Litigation.

         (a)  There is no pending Proceeding:

              (i) that has been commenced by or against Seller or that otherwise relates to or may affect the SI Business, or any of the Assets; or

              (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions hereunder.

         (b) To the Knowledge of Seller, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

         (c) To the Knowledge of Seller, no Former IntraNet Employee is subject to any Order that prohibits such employee from engaging in or continuing any conduct, activity, or practice relating to the SI Business.



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         (d)  There is no Order to which Seller or any of the Assets owned or used by Seller is subject.



    4.7. Third Party Consents. There are no authorizations, consents, approvals or notices required to be obtained or given by Seller or waiting periods required to expire, in order that this Agreement and the transactions provided for herein may be consummated by Seller.

    4.8. Absence of Certain Changes, Events or Conditions. With respect to the SI Business, since March 31, 1998, there has not been (i) any change in Seller's financial position, results of operations, manner of conducting business, assets, Liabilities, net worth or business, other than changes in the ordinary course of business which have not been materially adverse, (ii) any material change in the normal operations of the SI Business, including any material reduction in sales volume or profit margins other than in the ordinary course,
(iii) a pledge of the Assets or other encumbrance thereof, or (iv) any other event or condition experienced by Seller of any character (whether or not covered by insurance) which would create a Lien on any of the Assets, create an obligation to Buyer, or which would materially affect the transactions contemplated by this Agreement.

    4.9. Labor Matters. Seller is not a party to any collective bargaining agreement relating to the employees of Seller employed in the SI Business. No strike, work stoppage, grievance, unfair labor practice claim, union organizing activity or other labor difficulty or concerted employee action of any kind has occurred since January 1, 1998, or currently is pending or, to the Knowledge of Seller, threatened, which would materially adversely affect any of the Assets, the SI Business or the transactions contemplated by this Agreement. Seller has discharged and will discharge any and all collective bargaining agreement obligations which it may have in connection with the transactions contemplated by this Agreement.

    4.10. Intellectual Property. Schedule 4.10 sets forth a list and description of all intellectual property Assets in which, to Seller's Knowledge, Seller has an interest and which is used in or material to the SI Business (the "Intellectual Property").

         (a) With respect to each item of Intellectual Property, Seller owns or possesses adequate licenses or other rights to use the Intellectual Property to conduct the SI Business, free and clear of adverse claims or Liens.

         (b) With respect to each item of Intellectual Property, without any further action by, consent of or payment of additional fees, royalties or other compensation to any other person or entity, Buyer will be entitled to unrestricted use of the Intellectual Property. To Seller's Knowledge, Seller's use of the Intellectual Property does not infringe or conflict with any rights of patent, copyright, trademark or trade secret of any other party. Seller has not received any notice of infringement or conflict with (and has no Knowledge of any threatened claim of infringement or conflict with) asserted rights of others with respect to any Intellectual Property used by Seller in the SI Business.

    4.11. Taxes. All Taxes relating to the Assets have been or will be paid in full when due unless protested in good faith by Seller, and there is no Lien or claim of any taxing authority on,

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or threatened against, any of the Assets, and Seller has withheld and paid in connection with amounts paid or owing to any employees employed by Seller, independent contractors, creditors or other third parties with respect to the SI Business. Seller shall remain responsible for and retain all liability with respect to federal, state and local Tax matters relating to Seller for all periods prior to and including the Closing Date regardless of when such Taxes are assessed.

    4.12. Bulk Sales Compliance and Transfer Taxes. Neither the sale and transfer of the Assets to be acquired pursuant to this Agreement, will result in or be subject to: (a) any law pertaining to bulk sales or transfers which either: (i) makes such sales or transfers ineffective as to creditors of Seller or (ii) exposes Buyer to liabilities asserted by creditors of Seller; or (b) any federal, state or local sales, use, transfer, excise or license tax, fee or charge applicable to any of the Assets to be acquired.

    4.13. Contracts. Except as set forth on Schedule 4.13 attached hereto, all Assumed Contracts have been duly and validly executed by all parties, and are in full force and effect as of the date hereof. No event has occurred or condition or state of facts exists which, after notice or the passage of time, would constitute a material default under any such Assumed Contract, as to time or manner of performance, or as to warranties thereunder, or otherwise. All Assumed Contracts will continue to be binding in accordance with their respective terms until their respective expiration dates, and Seller does not expect any such contracts to result in a material loss to the SI Business. Seller is not subject to any liability or payment resulting from renegotiation of amounts paid it under any Assumed Contract with the government of the United States or any agency, department or other subdivision thereof.

         (a)  Except as set forth in Schedule 4.13:


              (i) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of each Assumed Contract under which Seller has any obligation or liability;


              (ii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract; and

              (iii) Seller has not given to or received from any other Person, at any time since March 31, 1998, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assumed Contract.

         (b) There are no renegotiations of, attempts to renegotiate, or, to the Knowledge of Seller, outstanding rights to renegotiate any material amounts paid or payable to Seller under any Assumed Contracts with any Person and to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

    4.14. Customers and Suppliers. Schedule 4.14 is a true and complete listing all of the customers of the SI Business during Seller's fiscal year ended March 31, 1998 and for the three month period ended June 30, 1998, and the top 4 suppliers to the SI Business based on dollar amount who collectively filled at least 94% of Seller's purchase orders for the SI Business within the last six months. Seller has no knowledge of any claims or complaints by its customers or suppliers that would have a material adverse effect on the Assets, the SI Business, or the transactions contemplated hereunder.

    4.15. Personnel Matters. Schedule 4.15 hereto is a true and correct schedule setting forth as of the date hereof, the names, job designations and addresses of each of the Former IntraNet Employees, the current remuneration of each, including fringe benefits, and the basis for determining such remuneration if other than a fixed salary rate, and the allocation of the $35,000 payable to the Former IntraNet Employees under Section 3.2(b).

    4.16. Employee Benefit Matters.

         (a) Buyer will not be subject to any obligations or liability under any of the Employee Plans. The term "Employee Plans" refers to all employment contracts, employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pension plans, bonus, profit sharing, stock option or other agreements or arrangements, including any hospitalization, disability or other insurance plans, vacation and sick pay policies, or any other employee fringe benefit plan providing for employee benefits to which Seller is a party or by which Seller is bound in connection with the SI Business. Buyer is not responsible for any severance pay or other payments on account of termination by Seller of any of the Former IntraNet Employees or other employees of Seller.

         (b) None of the Employee Plans is a "multi-employer plan" as defined in
Section 3(37) of ERISA.

         (c) In each case where Seller, its parent or any affiliate has terminated a defined benefit pension plan that is subject to Title I of ERISA relating to the employees of the SI Business, assets have been sufficient so that all required benefits in fact have been provided. As of the Closing, Seller will terminate the Former IntraNet Employees under the current terms and conditions of its Employee Plans.

    4.17. No Significant Items Excluded. Other than the Excluded Assets and Seller's vendor reseller relationships, there are no assets or properties of Seller or agreements, contracts or commitments to which Seller is a party that are of material importance to the ongoing operation of the SI Business by Buyer that are not being transferred to Buyer under the terms of this Agreement. To Seller's Knowledge, the Assets are suitable and sufficient for the operation and conduct of the SI Business as presently operated and conducted by the Seller.

    4.18. Issuance of Additional Shares.

              (i) Except with respect to the registration rights granted to the Seller pursuant to the terms of this Agreement, the Additional Shares which may be issued to Seller are not being registered under the Act on the basis of the statutory exemption provided by Section 4(2) thereof, relating to transactions not involving a public offering, and Osage's reliance on the statutory exemption thereof is based in part on the representations contained in this Agreement;



              (ii) Seller represents (a) that it has, or as of the Closing, will have reviewed such quarterly, annual and periodic reports of Osage as have been filed with the Securities and Exchange Commission (the "Reports") and that it has such knowledge and experience in financial and business matters that it is capable of utilizing the information set forth therein concerning Osage to evaluate the risk of investing in Osage; (b) that it has been advised that the Additional Shares to be issued by Osage, if any, will not be registered under the Act, except as otherwise provided in this Agreement, and accordingly, the Seller may only be able to sell or otherwise dispose of such shares in accordance with Rule 144 or except as otherwise provided in this Agreement; (c) that the Additional Shares will be held for investment and not with a view to, or for resale in connection with the public offering or distribution thereof;
(d) that the Additional Shares so issued will not be sold without registration thereof under the Act (unless such shares are subject to registration or in the opinion of counsel to Osage an exemption from such registration is available), or in violation of any law; and (e) that the certificate or certificates representing the Additional Shares which may be issued will be imprinted with a legend in form and substance substantially as follows:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BASED ON AN OPINION LETTER OF COUNSEL FOR THE COMPANY OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

and Osage is hereby authorized to notify its transfer agent of the status of the Additional Shares and to take such other action including, but not limited to, the placing of a "stop-transfer" order on the transfer agent's books and records to assure compliance with the Act.

              (iii) Seller has, either upon the date hereof or before the Closing hereunder, been afforded the opportunity to review and is familiar with the Reports and has based its decision to invest solely on the information contained therein, and the information contained within this Agreement and the associated exhibits and schedules, and has not been furnished with any other literature, prospectus or other information except as included in the Reports or this Agreement; and

              (iv) Seller understands that no federal or state agency has approved or disapproved the Additional Shares, passed upon or endorsed the merits of the transfer of such shares set forth within this Agreement, or made any finding or determination as to the fairness of such shares for investment.

    4.19 Brokers' Fees. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in connection with the transactions contemplated by this Agreement. Seller has not incurred any Liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

    4.20 Full Disclosure. Neither this Agreement, including all exhibits and schedules and other closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Seller to Buyer in connection with the transaction contemplated herein, contains or will contain any untrue statement of any material fact or, to the Knowledge of Seller, omit or will omit to state any material fact required to be stated in order to make such statement, information, document or other instruments, in light of the circumstances in which they are made, not misleading. No representation or warranty by Seller in this Agreement and no statement contained in any Disclosure Schedule to this Agreement contains any untrue statement of a material fact, or, to the Knowledge of Seller, omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF OSAGE AND SUB

         Osage and Sub represent and warrant to Seller as follows:

    5.1. Organization and Standing of Osage and Sub. Each of Osage and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    5.2. Authorization and Enforceability. Each of Osage and Sub has all requisite corporate power and authority to enter into this Agreement and the Related Documents to which it is a party and to carry out the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All necessary and appropriate action has been taken by Osage and Sub with respect to the execution and delivery of this Agreement and each of the Related Documents and the performance of their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents and the consummation of the contemplated transactions by Osage and Sub will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or the By-Laws of Osage and Sub or (b) violate any Law or any order, writ, injunction or decree of any Governmental Authority. This Agreement and any Related Documents to which Osage or Sub is a party constitute valid and binding obligations of Osage or

Sub, as the case may be, enforceable against Osage or Sub in accordance with their respective terms.

    5.3. No Conflict With Other Agreements. Neither the execution and delivery of this Agreement or the Related Documents nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or conflict with, any material agreement to which Buyer is a party, which would affect Buyer's ability to consummate the transactions contemplated by this Agreement in a timely fashion.

    5.4. Additional Shares. The Additional Shares, if any, delivered by Osage pursuant to Section 3.5 hereof will be validly and legally issued, free and clear of any and all Liens, and will be fully paid and non-assessable.

    5.5. Approval. The Board of Directors of each of Osage and Sub has approved the execution of this Agreement and the transactions contemplated thereby.

    5.6. Brokers' Fees. Neither Osage nor Sub has incurred any liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby for which Seller shall have any responsibility.

    5.7. Full Disclosure. Neither this Agreement, including all exhibits and schedules and other closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Osage or Sub to Seller in connection with the transaction contemplated hereby, or any information furnished by Osage or Sub taken as a whole contains or will contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated in order to make such statement, information, document or other instruments, in light of the circumstances in which they are made, not misleading. There is no fact known to Osage or Sub which may have a material adverse effect on the business, prospects, financial condition or results of operations of Osage or Sub taken as a whole or of any of their properties or assets which has not been set forth in this Agreement as an exhibit or schedule hereto.

                                   ARTICLE 6

                                    CLOSING

    6.1. Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Sections 8 and 9 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on October 15, 1998 or the day on which the last of the conditions precedent set forth in either Section 8 or 9 of this Agreement is fulfilled (the "Closing Date") or at such other time, date and place as the parties may agree.

    6.2. Obligations of Seller. At or prior to the Closing, Seller shall deliver to Buyer, in each case, in form and substance satisfactory to Buyer:

         (a) an Assignment and Bill of Sale, in the form attached hereto as Exhibit "B," and such other instruments of transfer or assignment as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Assets;

         (b) copies of all of the Assets which are in the form of documentation, including without limitation, customer contracts, customer lists, employment contracts, personnel records, maintenance contracts and configuration files.

         (c) a certificate of the Chief Executive Officer or President of Seller, dated as of the Closing Date, to the effect that (1) all of the representations and warranties made by the Seller upon the execution and delivery of this Agreement remain true and correct as of the Closing Date and
(2) Seller has performed and complied with in all material respects all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date;

         (d) copies of resolutions adopted by the Board of Directors of Seller duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by an appropriate officer as being true and correct as of the Closing Date;

         (e) an opinion of counsel to Seller, dated as of the Closing Date, in form and substance acceptable to the Buyer and its counsel; and

         (f) such other documents as may be described in Article 8 of this Agreement.

    6.3. Obligations of Osage and Sub. At the Closing, Osage and Sub shall deliver:

         (a)  the Closing Purchase Price, including the Note, in accordance with
Article 3 of this Agreement;

         (b) a certificate of the Chief Executive Officer or President of Buyer, dated as of the Closing Date, to the effect that (1) all of the representations and warranties made by the Buyer upon the execution and delivery of this Agreement remain true and correct as of the Closing Date and (2) Buyer has performed and complied with in all material respects all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date;

         (c) copies of resolutions adopted by the Board of Directors of Buyer duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by an appropriate officer as being true and correct as of the Closing Date;

         (d) an opinion of counsel to Buyer, dated as of the Closing Date, in form and substance acceptable to the Seller and its counsel; and

         (e) such other documents as may be described in Article 9 of this Agreement.

    6.4. Further Documents or Necessary Action. Buyer and Seller each agree to take all such further actions on or after the Closing Date as may be necessary, desirable or appropriate in order to confirm or effectuate the transactions contemplated by this Agreement.

                                   ARTICLE 7

                            COVENANTS AND AGREEMENTS

         Seller covenants to and agrees with Buyer, and Buyer covenants to and agrees with Seller, as follows:

    7.1. Conduct of Business Pending the Closing. During the period from the date of this Agreement to the Closing Date, Seller shall conduct its business operations in the ordinary and usual course and to maintain its records and books of account in a manner consistent with prior periods. Seller shall exercise reasonable efforts to preserve intact the present business organization and personnel of Seller and the present goodwill of Seller with persons having business dealings with it. Except as otherwise required or contemplated hereby, Seller further covenants and agrees that, from the date of this Agreement to the Closing Date, it shall not, without the written consent of Buyer:

         (a) enter into any negotiations, discussions or agreements contemplating, affecting or respecting the Assets or Seller's ability to transfer the Assets;

         (b) enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of Seller or any material asset thereof (other than in the ordinary course of business), whether through a sale of stock, a merger or consolidation, the sale of all or substantially all of the assets of Seller, any type of recapitalization or otherwise;

         (c) incur any Liabilities or take any action that would diminish the value of the Assets;

         (d) take any action which would interfere with or prevent performance of this Agreement; or

         (e) engage in any activity or enter into any transaction which would be inconsistent in any respect with any of the representations, warranties or covenants set forth in this Agreement, as if such representations, warranties and covenants were made at a time subsequent to such activity or transaction and all references to the date of this Agreement were deemed to be such later date.

    7.2. Access By Buyer; Confidentiality. During the period from the date of this Agreement to the Closing Date, Seller shall cause Buyer, its agents and representatives to be given full access during normal business hours to the premises, buildings, offices, books, records, assets (including the Assets), Liabilities, operations, contracts, files, personnel, financial and tax information and other data and information of Seller, and shall cooperate with Buyer in conducting its due diligence investigation of Seller; provided that such access shall not unreasonably interfere with the normal operations and employee relationships of Seller. Seller shall provide Buyer with copies of all reports and/or filings it makes with the Securities and Exchange Commission from the date hereof through Closing. All information provided to or learned by Buyer as a result of such access or otherwise in connection with the transactions contemplated by this Agreement shall be held in confidence.

    7.3. Access By Seller; Confidentiality. During the period from the date of this Agreement to the Closing Date, Buyer shall cause Seller, its agents and representatives to be given full access during normal business hours to the premises, buildings, offices, books, records, assets, liabilities, operations, contracts, files, personnel, financial and tax information and other data and information of Buyer, and shall cooperate with Seller in conducting its due diligence investigation of Buyer; provided that such access shall not unreasonably interfere with the normal operations and employee relationships of Buyer. Buyer shall provide Seller with copies of all reports and/or filings it makes with the Securities and Exchange Commission from the date hereof through the Closing. All information provided to or learned by Seller as a result of such access or otherwise in connection with the transactions contemplated by this Agreement shall be held in confidence.

    7.4. Notice of Breach or Failure of Condition. Seller and Buyer agree to give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the timely satisfaction of any condition precedent to the obligations of Seller or Buyer under this Agreement.

    7.5. Best Efforts. Seller and Buyer shall use their respective best efforts to obtain all consents or approvals necessary to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by them pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.

    7.6. Registration Rights Agreement. Osage agrees that, to the extent that any Additional Shares are issued to Seller pursuant to Section 3.5, as soon as practicable within either (a) ninety (90) days after the issuance of such Additional Shares, or (b) if Osage is eligible to file a registration statement on Form S-3, within thirty (30) days after the issuance of such Additional Shares, it shall, at its sole expense, use its best efforts to file with the Securities and Exchange Commission a registration statement (the "Registration Statement") which shall register public resale of the Additional Shares so issued. The terms upon which the registration of such shares shall be effected are set forth in the Registration Rights Agreement to be entered into by Osage and Seller, substantially in the form attached hereto as Exhibit "C".

    7.7. Exclusive Dealing. In consideration of Buyer expending considerable time and expenses in connection with the transactions contemplated in this Agreement, including those incurred for due diligence inquiries and legal fees, Seller hereby covenants and agrees that until the later of (i) sixty (60) days after the date on which this Agreement automatically expires pursuant to Section 12.4 and (ii) the date on which this Agreement is terminated pursuant to Sections 12.4, 12.2 or 12.3, Seller will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Assets, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

    7.8. Records. During the period commencing as of the Closing Date and ending on the second anniversary of the Closing Date, Seller shall continue to be obligated to deliver any and all Records to Buyer as Buyer may reasonably request in writing within a reasonable period of time following Seller's receipt of each such request unless, due to circumstances beyond Seller's control, it is impracticable for Seller to do so, in which event Seller shall deliver the requested Records to Buyer as soon as practicable.

    7.9. Contracts to be Subcontracted.

         (a) Following the Closing, Seller shall subcontract Sub to perform those obligations of the Seller existing as of the Closing Date to provide services under the Contracts listed in Table 1 of Schedule 7.9 (the "Sub Subcontracted Contracts"), to the extent such obligations are identified in
Schedule 7.9. Sub shall bill Seller for the services provided under the Sub Subcontracted Contracts at the hourly service rate specified in such Contracts, less $25.00 per hour.

         (b) Sub shall also subcontract Sun Microsystems, Inc. ("Sun") following the Closing to perform the obligations of Seller existing as of the Closing Date to provide services under the Contracts listed in Table 2 of
Schedule 7.9 (the "Sun Subcontracted Contracts"). Seller shall bill the customers under the Sun Subcontracted Contracts for the services provided thereunder and remit 90% of such billed amount to Sub upon Seller's receipt thereof, and shall be entitled to retain 10% of such billed amount.

         (c)  To the extent that Sub does not receive the payments specified in
Section 7.9(a) from Seller for services provided under the Sub Subcontracted Contracts within ninety (90) days after the date of invoice by Buyer, or the payments specified in Section 7.9(b) for services provided by Sun under the Sun Subcontracted Documents within ninety (90) days after the date of invoice by Sub, Buyer shall have a Claim under Section 11.2 for such amounts.

    7.10. Reporting Consideration Paid to the Former IntraNet Employees. Seller agrees to report in 1998 W-2 Forms for the Former IntraNet Employees the $35,000 of the Closing Purchase Price paid to such employees under Section 3.2(c). Sub agrees to report in 1999 W-2 Forms for the Former IntraNet Employees the $65,000 of the Closing Purchase Price paid to such employees under Section 3.2(d).

                                   ARTICLE 8

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         All obligations of Buyer under this Agreement are subject to the satisfaction by Seller at or before the Closing of all of the following conditions, except to the extent expressly waived in writing by Buyer:

    8.1. Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date.

    8.2. Performance. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing, including, without limitation, the delivery to Buyer of the documents listed in Section 6.2.

    8.3. No Adverse Changes. Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, prospects, Assets, business or operations, financial or otherwise, of Seller from the date of the Financial Information to the Closing Date.

    8.4. Litigation. On the Closing Date, there shall not be any pending or threatened Proceedings in any court or by or before any Governmental Authority with a view to seek, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Governmental Authority shall be pending which might result in any such Proceeding.

    8.5. Necessary Consents. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents, waivers, approvals or other actions by any Governmental Authority or third party which are required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

    8.6. Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, of the Seller to the effect that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4 and 8.7 have been satisfied.

    8.7. Consents. Seller shall have provided written consents to the acquisition of the Assets by Buyer from all appropriate Governmental Authorities (to the extent so required by law) in form and substance reasonably acceptable to Buyer.

    8.8. Due Diligence. Buyer shall have completed, to its satisfaction, a due diligence review of the financial condition, results of operations, properties, assets, liabilities, business and prospects of Seller.

    8.9. Employment Arrangements. Each of the Former IntraNet Employees shall have executed and delivered an employment letter or employment agreement in form and substance acceptable to Buyer, setting forth the material terms of such employees' continued employment by Sub following Closing.

    8.10. Escrow Agreement. Seller shall have executed and delivered the Escrow Agreement.

    8.11. Registration Rights Agreement. Seller shall have executed and delivered the Registration Rights Agreement.

    8.12. Stock Pledge Agreement. Seller shall have executed and delivered the Stock Pledge Agreement.

                                   ARTICLE 9

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         All obligations of Seller under this Agreement are subject to the satisfaction by Buyer at or before the Closing of all of the following conditions, except to the extent expressly waived in writing by Seller:

    9.1. Representations and Warranties True at Closing. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date.

    9.2. Performance. Buyer shall have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

    9.3. Intentionally omitted.

    9.4. Necessary Consents. All statutory requirements for the valid consummation by Seller of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents, waivers, approvals or other actions by any Governmental Authority or third party which are required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

    9.5. Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections
9.1 and, 9.2 have been satisfied.

    9.6. Employment Agreements. Sub shall have executed and delivered to each of the Former IntraNet Employees an employment letter or employment agreement in form and substance acceptable to Sub setting forth the material terms of such employee's employment by Sub.

    9.7. Escrow Agreement. Osage and Sub shall have executed and delivered the Escrow Agreement and delivered the Escrow Fund to the Escrow Agent hereunder.

    9.8. Registration Rights Agreement. Osage shall have executed and delivered the Registration Rights Agreement.

    9.9. Stock Pledge Agreement. Jack R. Leadbeater shall have executed and delivered the Stock Pledge Agreement.


                                   ARTICLE 10

                                NON-COMPETITION

    10.1. Covenant Not to Compete. For a period of three (3) years after the Closing Date, Seller agrees that neither it nor any person or entity directly or indirectly controlling, controlled by or under common control with Seller and having its principal operations in the Restricted Area (as defined below) will anywhere in the Restricted Area, either individually or as owner, partner, stockholder, investor, lender or otherwise, compete with the SI Business. The term "Restricted Area" shall mean the five states of Minnesota, North Dakota, South Dakota, Iowa and Wisconsin.

    10.2. Covenant Not to Disclose. Seller agrees that as the owner of the SI Business, it possesses certain data and knowledge of operations of the SI Business which are proprietary in nature and confidential, including, without limitation, trade secrets (collectively, the "Confidential Information").
Seller covenants and agrees that it will not, at any time after the Closing, reveal, divulge or make known to any person (other than Buyer) or use for its own account or for the account of any person, firm, corporation or other organization any Confidential Information which is included in the Assets, except to the extent that such information is in the public domain. In the event that Seller is requested or required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller nonetheless is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

    10.3. Remedies. It is recognized that damages in the event of breach of this Article 10 would be difficult, if not impossible, to ascertain, and it is therefore agreed that Buyer, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which Buyer or Seller may have.

    10.4. Invalidity. It is the desire and intent of the parties to this Agreement that the provisions of this Article 10 shall be enforced to the fullest extent permissible under the Law. If any particular provisions or portion of this Article shall be adjudicated to be invalid or unenforceable, this Article shall be deemed amended to delete therefrom or restrict the application of such provision or portion adjudicated to be invalid or unenforceable to the extent (but only to the extent) required to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such Article in the particular jurisdiction in which such adjudication is made.

                                   ARTICLE 11

                      INDEMNIFICATION AND RELATED MATTERS

    11.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement, the schedules and exhibits hereto, and any agreement, document, instrument or certificate delivered hereunder, including the Related Documents, shall survive the Closing until the two year anniversary of the Closing Date; provided, that the representations and warranties contained in Sections 4.11 and 4.16 shall not terminate until the expiration of any applicable statute of limitations; provided, further, that the representations and warranties contained in Section 4.4 shall not terminate but shall continue indefinitely.

    11.2. Indemnification by Seller.

         (a) Seller agrees to indemnify each of Osage and Sub (individually, an "Indemnified Party" and collectively, "Indemnified Parties") against and hold each harmless from the following:

              (i) any liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Seller in this Agreement, in any Related Document to which Seller was a signatory or in any other agreement or document delivered by or on behalf of Seller in connection with the transactions contemplated by this Agreement;

              (ii) any liability of Seller not expressly assumed by Buyer under the terms of this Agreement;

              (iii) any liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller in this Agreement, in any Related Document to which Seller was a signatory or in any other agreement or document delivered by or on behalf of Seller in connection with the transactions contemplated by this Agreement; and

              (iv) any and all reasonable costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing. In the event that Buyer makes a Claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyer shall bear all reasonable costs and expenses (including court costs and reasonable legal and accounting fees), incurred by Seller in investigating and defending against such Claim.

    Buyer shall offset any amounts due to it under this Section 11.2 against the Escrow Fund to the extent amounts in the Escrow Fund are available. Seller has the right to satisfy any obligations under this Section 11.2 in excess of the amounts in the Escrow Fund, by tendering to Buyer any Additional Shares issued and received under Section 3.5 for surrender to Osage and cancellation. For the purposes hereof, the value of the Additional Shares surrendered to satisfy any Claims hereunder shall be the value accorded such shares under Section 3.5(e).

    11.3. Indemnification by Buyer. Osage and Sub shall jointly and severally indemnify Seller (an "Indemnified Party") against and hold it harmless from the following:

         (a) any liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer in this Agreement in any Related Document or in any other agreement or document delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement;

         (b) any liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer in this Agreement, in any Related Document, or in any other agreement or document delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement; and

         (c) any and all reasonable costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing. In the event that Seller makes a Claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Seller shall bear all reasonable costs and expenses (including court costs and reasonable legal and accounting fees), incurred by Buyer in investigating and defending against such Claim, which indemnification obligation of Seller shall be secured by the Escrow Fund held pursuant to the terms of the Escrow Agreement, and Buyer shall have the right of offset with respect thereto.

    11.4. Third Party Claims.

         (a) If any Proceeding (including, without limitation, negotiations with federal, state, local or foreign tax authorities) shall be threatened or commenced by a third party in respect of which a party (an "Indemnified Party") may make a Claim hereunder, the Indemnified Party shall notify the party obligated to indemnify such party hereunder (the "Indemnifying Party") to that effect with reasonable promptness (so as to not prejudice such party's rights) after the commencement or threatened commencement of such Proceeding, and the Indemnifying Party shall have the opportunity to defend against such Proceeding (or, if the Proceeding involves to a significant extent matters beyond the scope of the indemnity provisions contained herein, those Claims that are covered hereby), subject to the limitations set forth below.

         (b) If the Indemnifying Party elects to defend against any Proceeding (or, as described in the preceding parenthetical in Section 10.4(a), above, one or more claims relating thereto), the Indemnifying Party shall notify the Indemnified Party to that effect with reasonable promptness. In such case, the Indemnified Party shall have the right to employ its own counsel and participate in the defense of such matter, but the fees and expenses of counsel shall be at the expense of the Indemnified Party unless the employment of such counsel at the expense of the Indemnifying Party shall have been authorized in writing by the Indemnifying Party.

         (c) Any party granted the right to direct the defense of a threatened or actual Proceeding hereunder shall: (i) keep the other party fully informed of material developments in the Proceeding at all stages thereof; (ii) promptly submit to the other party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Proceeding; (iii) permit the other party and its counsel, to the extent practicable, to confer on the conduct of the defense of the Proceeding; and (iv) to the extent practicable, permit the other party and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other's counsel and accountants all of its or their books and records relating to the Proceeding, and each party shall render to the other such assistance as may be reasonably required in order to insure the proper and adequate defense of the Proceeding. The parties shall use their respective good faith efforts to avoid the waiver of any privilege of either party.

         (d) The assumption of the defense of any matter by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict such party's rights to later seek reimbursement of its costs and expenses if the Indemnifying Party had no indemnification obligation under this Agreement with respect to such matter. An Indemnifying Party may elect to assume the defense of a matter at any time during the pendency of such matter, even if initially such party did not elect to assume such defense, so long as such assumption at such later time would not prejudice the rights of the Indemnified Party. No settlement of a matter by the Indemnified Party shall be binding on an Indemnifying Party for purposes of such party's indemnification obligations hereunder.

    11.5. Limitations. The remedies provided in this Article 11 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Parties. Notwithstanding the foregoing, (a) no Indemnifying Party shall incur any indemnification obligations under this Article 11 unless and until the aggregate amount of Claims incurred by the Indemnified Party reaches $35,000 (the "Indemnification Threshold"), at which time the Indemnifying Party shall be liable in full for all such Claims incurred by the Indemnified Party, including the first $35,000 of Claims; provided, however, that neither Seller nor Buyer shall incur indemnification obligations under this
Article 11 in excess of the sum of the Closing Purchase Price and the Additional Shares earned pursuant to Section 3.5 hereof (such shares to be valued in accordance with the terms of Section 3.5(e)) (the "Maximum Indemnification Threshold"), and (b) neither Buyer nor Seller shall be entitled to bring any Claim under this Article 11 after the second (2nd) anniversary of the Closing Date, except for Claims relating to (i) fraud or intentional misrepresentation and Sections 4.11 and 4.16, as to which an Indemnified Party may make a claim for indemnity until the expiration of the period of the applicable statute of limitations, if any; and (ii) Section 4.4, as to which an Indemnified Party may make a Claim for indemnity at any time. Notwithstanding any provision to the contrary contained in this Agreement, each of Buyer and Seller shall be liable to indemnify the other party in full for fraud or intentional misrepresentation, without regard to the Indemnification Threshold or the Maximum Indemnification Threshold, except that damages arising from fraud or intentional misrepresentation shall be considered in assessing whether the Indemnification Threshold has been satisfied. For the purposes of this Article 11, the phrase "fraud or intentional misrepresentation" shall mean any fraudulent or intentional misrepresentation, or reckless disregard, of a material fact or condition existing on or prior to the Closing Date, or the intentional or reckless omission of a material fact or condition existing on or prior to the Closing Date.

                                   ARTICLE 12

                                  TERMINATION

    12.1. Termination by Mutual Consent. At any time prior to the Closing, this Agreement may be terminated by the mutual written consent of Seller and Buyer without liability on the part of Seller or Buyer.

    12.2. Termination Upon Breach or Default. If Seller or Buyer shall materially default in the observance or in the due and timely performance of any of the covenants contained in this Agreement, or if there shall have been a material breach by any of the parties of any of the representations or warranties set forth in this Agreement, the other party may, upon written notice and a reasonably opportunity to cure, terminate this Agreement, without prejudice to its rights and remedies available at law, including the right to recover expenses, costs and other damages.

    12.3. Termination Based Upon Failure of Conditions. If any of the conditions of this Agreement to be complied with or performed by a party on or before the Closing Date, shall not have been complied with or performed in all material respects by such date and such noncompliance or nonperformance shall not have been waived in writing by the other party, the party to whom the benefit of such condition runs may, upon written notice, terminate this Agreement, without prejudice to its or their rights and remedies available under law, including the right to recover expenses, costs and other damages.

                                   ARTICLE 13

                                    GENERAL

    13.1. Entire Agreement. This Agreement, and the exhibits and schedules hereto and the agreements specifically referred to herein, including the Related Documents, set forth the entire agreement and understanding of Seller and Buyer in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Buyer that is not embodied in this Agreement or in the documents specifically referred to herein and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

    13.2. Binding Effect; Benefits; Assignment. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against Seller and its successors and authorized assigns, and Buyer and its successors and authorized assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. Neither Seller nor Buyer shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party, except that Buyer may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Osage, although Buyer shall remain fully responsible for all of its obligations under this Agreement.

    13.3. Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

    13.4. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by Seller and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance.

    13.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed in Delaware, without regard to conflict of laws principles.

    13.6 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by binding arbitration applying the laws of the State of Delaware as set forth in Section
13.5 hereof. Any arbitration pursuant to this Agreement shall be conducted in Phoenix, Arizona before the American Arbitration Association in accordance with its arbitration rules. The arbitration shall be final and binding upon all the parties (so long as the award was not procured by corruption, fraud or undue means) and the arbitrator's award shall not be required to include factual findings or legal reasoning. The arbitrator(s) may award the prevailing party reasonable attorneys' fees and other legal expenses incurred in connection with the arbitration proceeding. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

    13.7 Public Disclosure. Except as required by Law, neither Buyer nor Seller shall make any public disclosure of the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event that Seller or Buyer determines that the disclosure of the existence or terms of this Agreement is required by Law, such party shall so notify the other parties and shall provide to the other party a copy of any such public disclosure prior to releasing the same.

    13.8 Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, sent by overnight mail by a nationally recognized overnight delivery service or mailed first class, postage prepaid:

         (a)  If to Seller:

              Robert F. Olson, President
              IntraNet Solutions, Inc.
              8091 Wallace Road Eden
              Prairie, MN   55344
              Telephone: (612) 903-2000
              Telecopier: (612) 829-5424

              with a copy to:

              William Mower, Esq.
              Maslon Edelman Borman & Brand, LLP
              3300 Norwest Center
              Minneapolis, MN  55402
              Telephone:  (612) 672-8358
              Telecopier:  (612) 672-8397

         (b)  If to Buyer:

              Jack Leadbeater, Chief Executive Officer
              Osage Systems Group, Inc.
              1661 E. Camelback Road, Suite 245
              Phoenix, Arizona 85016
              Telephone:  (602) 241-5782
              Telecopier: (602) 274-9154

              with a copy to:

              Stephen M. Cohen, Esq.
              Buchanan Ingersoll Professional Corporation
              Eleven Penn Center, 14th Floor
              1835 Market Street
              Philadelphia, Pennsylvania 19103
              Telephone: (215) 665-3873
              Telecopier: (215) 665-8760




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
Either party may change its address by prior written notice to the other party.

    13.9 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument. A facsimile signature on any counterpart shall be deemed to be an original signature.

    13.10 Expenses. Each party shall pay their own respective expenses, costs and fees incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective legal counsel, accountants and financial advisors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    OSAGE SYSTEMS GROUP, INC.


                                    By: /s/ Jack Leadbeater
                                       --------------------
                                       Jack Leadbeater, Chief Executive Officer



                                    OSAGE SYSTEMS GROUP MINNEAPOLIS,
                                    INC.


                                    By: /s/ Jack Leadbeater
                                       --------------------
                                       Jack Leadbeater, Chief Executive Officer



                                    INTRANET SOLUTIONS, INC.


                                    By: /s/ Robert F. Olson
                                       --------------------
                                       Robert F. Olson, President













                                       31